Exhibit 99

April 22, 2009	Contact:
4:01 PM	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FIRST QUARTER 2009 RESULTS
Woburn, MA — April 22, 2009 — MicroFinancial Incorporated (NASDAQ-MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2009.
Quarterly Highlights:
•	Increased our revolving line of credit from $60 million to $85 million

•	Increased unearned income to over $50 million.

•	Cash received from customers was $17.4 million

•	Conservative leverage of 0.65 times total liabilities to stockholder equity

•	Processed over 15,500 applications representing over $114 million

•	Generated over $17 million in lease originations

•	Approved 340 new vendors during the quarter
First Quarter Results:
Net income for the first quarter of 2009 was $0.6 million, or $0.04 per diluted share on 14,249,712 shares, compared to net income of $1.6 million or $0.11 per diluted share based upon 14,160,139 shares in the first quarter of 2008.
Revenue for the quarter ended March 31, 2009 was $10.9 million compared to $9.2 million in the first quarter of 2008 as expected declines in rental income and service contracts during the quarter were more than offset by growth in lease revenues. Income on leases was $6.8 million, up $1.9 million from the same period last year and rental income was $2.2 million, down $0.6 million from March 31, 2008. Other revenue components contributed $1.9 million for the quarter, up $0.3 million from the same period last year.
Total operating expenses for the quarter increased 41.5% to $9.9 million from $7.0 million in the first quarter of 2008. Selling, general and administrative expenses increased $0.4 million to $3.6 million from $3.2 million for the same period last year related primarily to increases in compensation related expenses as a result of an increase in the employee headcount. Headcount at March 31, 2009 was 102 as compared to 81 for the same period last year. The first quarter 2009 provision for credit losses increased $2.1 million to $5.5 million as compared to the first quarter of 2008 due to an increase in receivables due in installments, delinquencies and higher charge-off levels. First quarter 2009 net charge-offs increased to $4.4 million from $1.3 million in the comparable period of 2008 while recoveries increased slightly to $1.1 million from $1.0 million. Amounts billed greater than 31 days delinquent on March 31, 2009 increased to $7.8 million from $6.7 million on December 31, 2008. Interest expense for the first quarter of 2009 increased $0.4 million to $0.5 million as compared to the first quarter of 2008 due to an increase in the outstanding debt balance and the interest rates charged on our revolving line of credit.
Cash received from customers in the first quarter of 2009 increased 31.8% to $17.4 million versus $13.2 million for the same period last year. New originations for the quarter were slightly lower at $17.1 million as compared to $17.4 million in the first quarter of 2008.
Richard Latour, President and Chief Executive Officer said, “The economy continues to present many financial service companies with a number of difficult challenges such as rising delinquencies, increased charge-offs and limited access to additional capital. We have been able to navigate through these difficult economic times by continuing to focus on our core business and by executing on our strategic plan. We have had some success in obtaining increases in our revolving line of credit which will provide us with additional flexibility. As we move forward we will continue to review our credit approval process and lease pricing structure to try to maintain a balance in the overall economics of the business. Despite the challenging economy, we are continuing to add new vendors and process a large number of applications. During the first quarter, we processed over 15,500 applications for over $114 million, an increase of approximately 7% and 13% respectively over the first quarter of 2008. On an application dollar basis, our approval rates declined to 47% in the first quarter from 48% for the same period a year ago. In addition, we approved 340 new vendors bringing our total vendor count to approximately 3,800. We believe that our conservative leverage ratio, strong cash flow, and availability under our revolving line of credit provide us with the opportunity to continue to grow a well diversified portfolio.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$2,109	$5,047
Restricted cash	769	528
Net investment in leases:
Receivables due in installments	150,314	142,881
Estimated residual value	16,188	15,257
Initial direct costs	1,286	1,211
Less:
Advance lease payments and deposits	(1,262)	(982)
Unearned income	(50,996)	(49,384)
Allowance for credit losses	(12,726)	(11,722)

Net investment in leases	102,804	97,261
Investment in service contracts, net	13	32
Investment in rental contracts, net	313	240
Property and equipment, net	761	759
Other assets	1,028	983

Total assets	$107,797	$104,850

	March 31,	December 31,
	2009	2008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$35,768	$33,325
Capital lease obligation	140	125
Accounts payable	1,406	1,648
Dividends payable	—	702
Other liabilities	1,545	1,308
Income taxes payable	211	8
Deferred income taxes	3,525	3,396

Total liabilities	42,595	40,512

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at March 31, 2009 and December 31, 2008	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,139,942 and 14,038,257 shares issued at March 31, 2009 and December 31, 2008, respectively	141	140
Additional paid-in capital	46,034	45,774
Retained earnings	19,027	18,424

Total stockholders’ equity	65,202	64,338

Total liabilities and stockholders’ equity	$107,797	$104,850

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Income on financing leases	$6,789	$4,940
Rental income	2,209	2,752
Income on service contracts	189	259
Loss and damage waiver fees	986	688
Service fees and other	671	549
Interest income	13	60

Total revenues	10,857	9,248

Expenses:
Selling general and administrative	3,572	3,239
Provision for credit losses	5,453	3,357
Depreciation and amortization	335	230
Interest	516	152

Total expenses	9,876	6,978

Income before provision for income taxes	981	2,270
Provision for income taxes	378	713

Net income	$603	$1,557

Net income per common share:
Basic	$0.04	$0.11

Diluted	$0.04	$0.11

Weighted-average shares:
Basic	14,103,116	13,974,904

Diluted	14,249,712	14,160,139

About The Company
MicroFinancial Inc. (NASDAQ-MFI), headquartered in Woburn, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.